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                                 EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-10317) pertaining to the 1995 Incentive Plan and Non-Employee Directors' Incentive Plan of Patriot American Hospitality, Inc. (the "Company") of our reports (a) dated March 1, 1996 with respect to the Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership for the year ended December 31, 1995 and (b) dated October 23, 1996 with respect to the Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership for the nine months ended September 29, 1996; both of which are included in the Company's Current Report on Form 8-K dated December 5, 1996.


                                        PANNELL KERR FORSTER PC

Alexandria, Virginia
December 4, 1996